For Immediate Release

March 20, 2003

Jensen Beach, Florida--Regency Affiliates, Inc. (RAFI) is pleased to announce that it has been informed by Security Land & Development Company Limited Partnership that the General Services Administration has agreed to extend the term of its lease at 1500 Woodlawn Drive, Woodlawn, Maryland through October 31, 2018. 1500 Woodlawn is a two story office building and connected six story tower totaling approximately 717,000 square feet owned by Security Land and occupied by the Social Security Administration of the United States Government.

The significant terms of the lease include a fixed annual gross rent of approximately $12,754,000 (or approximately $17.79 per sq.ft.). Security Land is responsible for all operating expenses of the building. Security Land is also responsible for upgrading some of the building's common areas.

Regency Affiliates is a limited partner in Security Land. The general partner of Security Land is an affiliate of Cafritz Interests, Inc. The general partner was responsible for negotiating and executing the extension with the GSA.

"We are extremely delighted by this development and applaud the Cafritz group on their success" stated Laurence S. Levy, Regency Affiliates' Chairman and CEO.

In addition to its interest in Security Land, Regency Affiliates owns 75% of Iron Mountain Resources, Inc., the owner of approximately 70 million short tons of previously quarried and stockpiled rock aggregate located at the site of the Groveland Mine in Dickinson County, Michigan.

Inquiries: Laurence S. Levy
           Regency Affiliates, Inc. President and Chief Executive Officer
           (212) 644-3450


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